Exhibit 5.4

Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place, Central Hong Kong Tel +852 3923 1111 Fax +852 3923 1100 Email HongKong@loeb.com	樂博律師事務所有限法律責任合夥 香港中環康樂廣場1號 怡和大廈2206-19室 電話 +852 3923 1111 傳真 +852 3923 1100 電郵 HongKong@loeb.com

March 25, 2026

Fenbo Holdings Limited

Unit J, 19/F, World Tech Centre

95 How Ming Street, Kwun Tong

Kowloon, Hong Kong

Re:	Sale of Securities registered pursuant to Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as counsel to Fenbo Holdings Limited, an exempted company with limited liability incorporated and registered under the laws of Cayman Islands (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended (the “ Act”), of the Company’s Registration Statement on Form F-1 to which this opinion is attached as an exhibit (the “Registration Statement”). The Company has retained Joseph Stone Capital, LLC to act as exclusive placement agent to use its reasonable best efforts to arrange for the sale of the following securities covered by the Registration Statement (the “Securities”), which are to be offered and sold directly by the Company pursuant to the Registration Statement and that certain securities purchase agreement between the Company and each purchaser party thereto (the “Securities Purchase Agreement”): up to US$10,000,000 of units, each consisting of one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Ordinary Shares”) and one accompanying warrant to purchase two Class A Ordinary Shares (the “Warrants”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company. Because the agreements governing the Warrants contain provisions stating that they are to be governed by the laws of the State of New York, we are rendering this opinion as to New York law and have assumed the due authorization, execution and delivery of the Warrants in accordance with the laws of the Cayman Islands. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of the Cayman Islands.

Principal Robert CALDWELL Roy CHOI Michael FUNG Lewis HO Jeffrey KUNG Lynia LAU Wallace LAU Alfred LEE JC LEE Terence WONG

A Hong Kong firm of solicitors.

Los Angeles New York Chicago Nashville Washington, DC San Francisco Beijing Hong Kong www.loeb.com

For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that the Warrants when issued, sold and delivered by the Company in accordance with and in the manner described in the Registration Statement and the Securities Purchase Agreement, will constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

In addition, the foregoing opinion is qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP